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                                                                EXHIBIT 23.1


        CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of SciClone Pharmaceuticals, Inc. for the registration of an aggregate maximum of up to $20,000,000 of its common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated January 26, 2001, with respect to the consolidated financial statements and schedule of SciClone Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.




                                                /s/ Ernst & young LLP


Palo Alto, California
Noverber 5, 2001